Exhibit 99.1

Investor Contact:	Press Contact:

Steve Kunszabo	Ashley Eames
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7476
steve.kunszabo@iridium.com	ashley.eames@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER 2012 RESULTS

MCLEAN, Va. – November 1, 2012 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2012. Net income was $17.8 million, or $0.23 per diluted share, for the third quarter of 2012, as compared to $12.0 million, or $0.16 per diluted share, for the third quarter of 2011. Net income increased 48 percent year-over-year, benefitting from a $6.5 million reduction in depreciation expense due to an extension of the estimated useful life of the Company’s current satellite constellation. The Company recently determined there were errors in our previously issued consolidated financial statements for prior periods related to 2009, 2010 and 2011. These errors related primarily to the Company’s provision for income taxes related to a non-operating foreign subsidiary, the cumulative effect of which was a $0.8 million increase to net income. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $57.7 million, as compared to $54.6 million for the prior-year period, representing year-over-year growth of 6 percent and an OEBITDA margin(1) of 57 percent. OEBITDA benefited from growth in commercial service revenue.

Iridium reported third-quarter total revenue of $100.4 million, which consisted of $71.4 million of service revenue and $29.0 million of equipment, engineering and support revenue. Total revenue declined 2 percent versus the comparable period of 2011, while service revenue increased 3 percent from the year-ago period. Total revenue declined largely due to a 61 percent reduction in engineering and support revenue, which is an episodic, low-margin revenue stream related to government engineering projects. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 71 percent of total revenue for the third quarter of 2012 as compared to 68 percent in the year-ago period.

The Company ended the quarter with 595,000 total billable subscribers, which compares to 508,000 for the year-ago period and 576,000 for the quarter ended June 30, 2012. Total billable subscribers grew 17 percent year-over-year, driven by strength in machine-to-machine (“M2M”) and commercial voice customers.

“While 2012 has presented its share of challenges, we remain bullish about our long-term prospects as we head into a year of accelerating growth in 2013,” said Matt Desch, CEO, Iridium. “We continue to expect that our M2M, maritime and aviation markets will be an important source of revenue in the next three years, while also extending our leadership position as the premium provider in the handset business. In addition, with new and innovative capabilities in development, we’ll supplement already solid growth in our commercial business lines with new sources of revenue.”

Desch continued, “We remain encouraged by Netted Iridium® and government M2M services growing at double-digit year-over-year rates, but still anticipate soft government service revenue these next few quarters as we continue to absorb deactivations of traditional, high-ARPU handsets due to force reductions. We expect to successfully address this softness in our government voice revenue through a long-term services contract renewal in 2013. Iridium enjoys a strategic relationship with the U.S. Department of Defense as evidenced by our recently announced multi-year agreement worth up to $47 million for the modernization of their dedicated gateway.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 56 percent of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $56.2 million, a 6 percent increase from last year’s comparable period, primarily supported by gains in M2M data and Iridium OpenPort® broadband customers.

•

Commercial voice subscribers increased 9 percent from the year-ago period to 333,000 customers. Commercial voice average revenue per user (“ARPU”) was $46 during the third quarter, an 8 percent year-over-year decrease. Voice ARPU declined primarily due to lower postpaid customer usage, partially offset by growth in the higher ARPU Iridium OpenPort service. Commercial M2M data subscribers grew 38 percent from the year-ago period to 213,000 customers. Commercial M2M data ARPU was $18 during the third quarter, down from $19 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 546,000 billable subscribers, which compares to 459,000 for the prior-year quarter and is up from 528,000 for the quarter ended June 30, 2012. M2M data subscribers represented 39 percent of billable commercial subscribers, an increase from 34 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company has a strategic relationship with its U.S. Government customer supported by differentiated and robust product offerings.

•

Government service revenue was $15.2 million, a 7 percent decrease from the prior-year period, driven by a decline in traditional voice subscribers, partially offset by solid growth in Netted Iridium and M2M data customers.

•

Government voice ARPU was $136 during the third quarter, a 3 percent year-over-year decrease. Voice ARPU declined due to a higher mix of lower-priced Netted Iridium subscribers. Government M2M data ARPU was $19 during the third quarter, unchanged from last year’s comparable period.

•

Iridium’s government business ended the quarter with 49,000 billable subscribers, which compares to 49,000 for the prior-year quarter and is up from 48,000 for the quarter ended June 30, 2012. Government voice subscribers decreased 8 percent year-over-year due to reduced government spending and troop levels. M2M data subscribers increased 27 percent year-over-year and represented 29 percent of billable government subscribers, an increase from 22 percent at the end of the prior-year period.

  Equipment

•

Equipment revenue was $26.4 million during the third quarter, a 2 percent year-over-year increase. Revenue increased primarily due to solid Iridium Extreme® handset and Iridium Pilot™ maritime terminal sales volumes.

•	The Company continues to expect that its OEBITDA contribution from equipment sales for the full-year 2012 will be similar to the full-year 2011.

  Engineering & Support

•

Engineering and support revenue was $2.7 million during the third quarter, down from $6.9 million in the prior-year period, primarily resulting from a decline in scope of work for ongoing government projects.

Capital expenditures were $69.4 million for the third quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the third quarter with a cash and cash equivalents balance of $189.4 million and gross debt of $588.9 million. The Company’s cash balance did not reflect the $96.7 million in net proceeds received from the convertible preferred offering in October. Net debt was $345.3 million.

2012 Outlook

The Company affirmed its full-year 2012 outlook for total service revenue growth and OEBITDA and updated its projection for total billable subscriber growth. The Company now expects:

•

Total billable subscriber growth to be approximately 18 percent for the full-year 2012. Iridium lowered its total billable subscriber growth forecast for the full-year 2012 to reflect M2M subscriber additions from certain value-added partners that were expected in late 2012, but that have shifted into early 2013. The Company continues to expect strong year-over-year growth in M2M customers during future periods, and has visibility to higher net subscriber additions for the full-year 2013 when compared to the full-year 2012.

•	Total service revenue growth to be approximately 6 percent for the full-year 2012.

•	Full-year 2012 OEBITDA between $205 million and $210 million. OEBITDA for 2011 was $190.4 million.

	2012 Outlook (August 2012)	2012 Outlook (November 2012)
Total Billable Subscriber Growth	20% to 25%	Approximately 18%

Total Service Revenue Growth	Approximately 6%	Affirmed

Operational EBITDA (OEBITDA)	$205 million to $210 million	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), stock-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011 (Restated)	2012	2011 (Restated)
	(In thousands)
GAAP net income	$17,839	$12,013	$47,920	$32,618

Interest expense	—	5	91	11
Interest income	(400)	(283)	(679)	(836)

Income taxes	11,693	9,382	18,863	19,824
Depreciation and amortization	20,484	26,784	63,056	73,779
Iridium NEXT expenses, net	6,192	5,045	19,757	15,895
Stock-based compensation	1,959	1,482	4,797	4,323

Transaction expenses	—	—	—	233
Non-cash purchase accounting	(122)	160	(312)	256

Operational EBITDA	$57,645	$54,588	$153,493	$146,103

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, November 1, 2012. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, November 1, 2012 through Thursday, November 8, 2012 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 30365564, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the development of Iridium NEXT; the development of its product portfolio; anticipated growth in subscribers and total service revenue; anticipated equipment revenue and anticipated growth in Operational EBITDA and OEBITDA margin. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, and the development of and market for hosted payloads, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2012 and Form 8-K filed with the SEC on September 28, 2012. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. # # #

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,		Non-Cash Purchase Accounting for the Three Months Ended September 30, (1)
	2012	2011	2012	2011
		(Restated)
Revenue:
Service revenue
Commercial	$56,171	$53,031	$(128)	$(419)
Government	15,232	16,330	—	—

Total service revenue	71,403	69,361	(128)	(419)
Subscriber equipment	26,371	25,909		—
Engineering and support service	2,667	6,854	—	—

Total revenue	100,441	102,124	(128)	(419)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	14,000	17,770	(259)	(259)
Cost of subscriber equipment sales	14,194	13,793	—	—
Research and development	3,623	3,122	—	—
Selling, general and administrative	16,452	16,457	9	—
Depreciation and amortization	20,484	26,784	15,004	22,463

Total operating expenses	68,753	77,926	14,754	22,204

Operating profit (loss)	31,688	24,198	(14,882)	(22,623)

Other (expense) income:
Interest income, net	399	278	—	—
Undrawn credit facility fees	(2,488)	(3,063)	—	—
Other (expense) income, net	(67)	(18)	—	—

Total other expense	(2,156)	(2,803)	—	—

Earnings (loss) before provision (benefit) for taxes	29,532	21,395	(14,882)	(22,623)
Benefit from (provision for) income taxes	(11,693)	(9,382)	5,250	8,748

Net income (loss)	$17,839	$12,013	$(9,632)	$(13,875)

Operational EBITDA	$57,645	$54,588	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2012. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administration expense, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,		Non-Cash Purchase Accounting for the Nine Months Ended September 30, (1)
	2012	2011	2012	2011
		(Restated)
Revenue:
Service revenue
Commercial	$160,188	$147,363	$(355)	$(1,034)
Government	46,548	48,324	—	—

Total service revenue	206,736	195,687	(355)	(1,034)
Subscriber equipment	71,825	72,232		—
Engineering and support service	12,675	21,411	—	—

Total revenue	291,236	289,330	(355)	(1,034)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	47,991	54,467	(778)	(778)
Cost of subscriber equipment sales	40,828	38,900	—	—
Research and development	12,741	10,769	—	—
Selling, general and administrative	52,570	50,173	111	—
Depreciation and amortization	63,056	73,779	54,191	61,233

Total operating expenses	217,186	228,088	53,515	60,455

Operating profit (loss)	74,050	61,242	(53,879)	(61,489)

Other (expense) income:
Interest income, net	588	825	—	—
Undrawn credit facility fees	(7,849)	(9,566)	—	—
Other (expense) income, net	(6)	(59)	—	—

Total other expense	(7,267)	(8,800)	—	—

Earnings (loss) before provision (benefit) for taxes	66,783	52,442	(53,879)	(61,489)
Benefit from (provision for) income taxes	(18,863)	(19,824)	19,273	23,778

Net income (loss)	$47,920	$32,618	$(34,606)	$(37,711)

Operational EBITDA	$153,493	$146,103	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2012. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administration expense, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2012	2011		2012	2011
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$45,236	$44,723	1%	$129,859	$125,554	3%
M2M data(2)	10,935	8,308	32%	30,329	21,809	39%

Total commercial voice and M2M data service	56,171	53,031	6%	160,188	147,363	9%

Government(3)
Voice and M2M data service
Voice and data	14,472	15,724	-8%	44,443	46,579	-5%
M2M data	760	606	25%	2,105	1,745	21%

Total government voice and M2M data service	15,232	16,330	-7%	46,548	48,324	-4%

Total service revenue	71,403	69,361	3%	206,736	195,687	6%

Subscriber equipment	26,371	25,909	2%	71,825	72,232	-1%

Engineering and support services(4)
Government	2,318	6,308	-63%	11,327	19,824	-43%
Commercial	349	546	-36%	1,348	1,587	-15%

Total engineering and support services	2,667	6,854	-61%	12,675	21,411	-41%

Total Revenue	$100,441	$102,124	-2%	$291,236	$289,330	1%

Operational EBITDA
Operational EBITDA	$57,645	$54,588	6%	$153,493	$146,103	5%

Other
Capital expenditures (5)	$69,430	$69,473		$221,343	$240,344

Net debt (6)	$345,323	$173,481

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

	As of September 30,		% Change
	2012	2011
	(In thousands, except ARPU)
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	333	305	9%
M2M data	213	154	38%

Total commercial voice and M2M data service	546	459	19%

Government
Voice and M2M data service
Voice and data	35	38	-8%
M2M data	14	11	27%

Total government voice and M2M data service	49	49	0%

Total billable subscribers	595	508	17%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2012	2011		2012	2011
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	7	10	-30%	26	33	-21%
M2M data	11	18	-39%	45	42	7%

Total commercial voice and M2M data service	18	28	-36%	71	75	-5%

Government
Voice and M2M data service
Voice and data	(1)	—	0%	(2)	1	-300%
M2M data	2	1	100%	3	4	-25%

Total government voice and M2M data service	1	1	0%	1	5	-80%

Total billable subscribers	19	29	-34%	72	80	-10%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011		2012	2011
ARPU(2)
Commercial
Voice and data	$46	$50	-8%	$45	$48	-6%
M2M data	$18	$19	-5%	$18	$18	0%
Government
Voice and data	$136	$140	-3%	$137	$140	-2%
M2M data	$19	$19	0%	$19	$21	-10%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.